Orinda Asset Management LLC
POLICY AND PROCEDURES

Code of Ethics
Revised & Effective March 31, 2017

Overview

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). In conformity with these rules, this Code is adopted by Orinda.

Code of Ethics

1. Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. Our reputation is a vital business asset. The confidence and trust placed in us by our clients, registered investment companies and their shareholders and unregistered pooled investment vehicles and their interest holders (collectively, “Clients”), is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries and as such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount and come before our personal interests. Our Access Persons and Supervised Persons, as those terms are defined in this Code, are required to abide by Orinda’s Code of Ethics and are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of Orinda must not:

•	employ any device, scheme or artifice to defraud a Client;

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•
make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•	engage in any manipulative practice with respect to a Client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the Chief Compliance Officer (CCO).

2. Definitions

As used in the Code, the following terms have the following meanings:

A.
Access Persons include: (1) any director, trustee, officer or general partner of the Adviser; (2) any employee (whether full-time, part-time, temporary, contract or intern) of the Adviser (or of any company in a control relationship to the Adviser) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any supervised person of the Adviser who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or portfolio holdings of any Reportable Fund; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; (4) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Clients with regard to the purchase or sale of securities by the Clients; and (5) any other person who the CCO determines to be an Access Person.[2] For purposes of this Code, Orinda has determined that all employees who are named Officers, have research & trading functions and FINRA registered representatives are considered Access Persons.

[1]
Applicable compliance manuals include the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7, the Trust’s policies and procedures adopted pursuant to Company Act Rule 38a-1 and/or any written supervisory procedures adopted by the Distributor, as they may exist from time to time.  Access Persons and Supervised Persons are required to comply with all relevant compliance procedures.

[2]	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons. See Appendix B.
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B.
Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.
Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). It should be noted that direct or indirect beneficial ownership may extend to ownership of certain family members. If you are uncertain how this may apply to you, clarification should be obtained from the CCO. However, any transactions or holdings reports required by Section 4.C of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.
Compliance Technologies means the compliance management system utilized by Orinda for personal trading pre-clearance, code of ethics certifications, gift giving and receiving certifications, conflicts of interest certifications, political contribution certifications, and other employee affirmations as necessary.

F.
Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

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G.
Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

H.
Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. For greater clarity, Limited Offerings of securities issued by Orinda or any private collective investment vehicle or unregistered hedge fund advised by Orinda are included within the term Limited Offering.

I.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

J.
Reportable Fund means: (1) any registered investment company advised by Adviser; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Orinda entity. Appendix A, as may be amended from time to time, contains a list of all Reportable Funds.

K.
Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds (including ETFs) other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security which provides a narrower exemption than the term “Covered Security”,[3] is used for compliance with both Rule 204A-1 and Rule 17j-1.

[3]
Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end registered investment companies.

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L.
Security Held means any Reportable Security which is held by a Client. This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

M.
Supervised Person of the Adviser means any partner, officer, director, or any employee of the Adviser (whether full-time, part-time, temporary, contract or intern); and any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3. Substantive Restrictions

A.	Trading Restrictions. No Access Person shall purchase or sell a Reportable Security without Pre-Clearance of such activity through Compliance Technologies.

B.
IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, without Pre-Clearance of such activity through Compliance Technologies. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.
Restricted List. Orinda may at certain times include Reportable Securities on a “Restricted List” of which Access Persons may not purchase or sell the securities of any issuer whose securities are included on such Restricted List as provided in Compliance Technologies.

D.
Transactions in Mutual Funds. When making purchases or sales of open-end funds, including Reportable Funds, Access Persons are reminded that “market timing” the Reportable Funds violates our policies and that “front-running” Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, is punishable by fines and other penalties. Additionally, purchases and sales of Reportable Funds are subject to the Reporting Requirements set forth in Section 4.D., below.

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E.
Gift Policy. To address potential conflicts of interest that may arise when an Access Persons and Supervised Persons accepts or gives a Gift or other item of value, Orinda places restrictions and reporting requirements on Gifts and certain types of business entertainment. Gifts should not be given to or accepted from an individual or organization with whom Orinda has a current or potential business relationship which might in any way create a conflict of interest, violate applicable law, or be likely to influence decisions made in business transactions involving Orinda. This prohibition does not apply to Gifts of a purely nominal value, which are offered on a basis of a pre-existing personal relationship (friendship) and may not raise concerns related to conflicts of interest or influence a Supervised Person’s decisions. Additionally, the restriction does not apply to occasional dinners, sporting, concert or customary entertainment events and other activities which are part of a business relationship, provided if the value of the item is consistent with customary business entertainment and not likely to raise a conflict of interest, violate applicable law or be likely to influence decisions made by Orinda or a current or potential business relationship. Access Persons and Supervised Persons must consult with the CCO prior to accepting Gift from, and giving Gifts to, representatives of any state or city pension plan. Additional restrictions on Gifts may apply to Access Persons and Supervised Persons who are registered as “lobbyists” in connection with their solicitation and investor relation’s activities with pension plans of certain states (e.g. CalPERS, CalSTERS) or cities. Access Persons and Supervised Persons should use good judgement to avoid giving or receiving Gifts that place Orinda in a difficult, embarrassing or conflict situation with its Clients. If an Access Persons or Supervised Persons has any questions regarding this policy, the CCO should be consulted prior to delivery or acceptance of such Gifts. Access Persons and Supervised Persons are required to document all Gifts given and Gifts received within Orinda’s contact relationship management system.

F.
Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Chinese Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or Orinda or which would impair their ability to discharge their duties with respect to us and our Clients.

G.
Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

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H.
Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, “Chinese Wall” procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with Orinda or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor’s committee. In appropriate circumstances the CCO may grant exemptions from this provision. This restriction shall not apply to any trustee who is not an “interested person” of the Trust within the meaning of Company Act Section 2(a)(19) (“Independent Trustees”).

I.
Forfeitures. Any profits derived from securities transactions in violation of paragraphs 3.A, 3.B, 3.C, or 3.D, above, shall be forfeited and may be paid to one or more Clients or Reportable Funds for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund’s Board of Trustees) to be appropriate under the circumstances, or to a charity determined by the CCO or the Board of Trustees, as applicable. Gifts accepted in violation of paragraph 3.E shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

J.
Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

K.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

L.
Brokerage Accounts. Access Persons must disclose all brokerage accounts in which they have a direct or indirect beneficial ownership to the CCO and instruct their broker to provide to the CCO, timely duplicate account statements or transaction and position data feeds electronically through Compliance Technologies.

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4. Pre-clearance and Reporting Procedures

A.
Pre-clearance of IPOs and Limited Offerings. Each Access Person shall obtain prior written approval from the CCO through Compliance Technologies for all personal securities transactions in IPOs and Limited Offerings. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Orinda. Once pre-approval has been granted, the pre-approved transaction must be executed within five business days.

B.
Pre-clearance of a Purchase or Sale of a Reportable Security. Each Access Person shall obtain pre-clearance through Compliance Technologies. Once pre-approval has been granted, the pre-approved transaction must be executed within five trading days. Compliance Technologies will automatically match all pre-clearance approvals to securities transactions to ensure pre-clearance has been received for all transactions requiring pre-approval. To the extent pre-approval was not obtained by an Access Person, Compliance Technologies will automatically notify the CCO of an exception requiring further review for resolution.

C.
Pre-clearance Exceptions. Pre-clearance requirements do not apply to transactions effected pursuant to an Automatic Investment Plan or DRIP, or to purchases or sales in any account over which the Access Person has no direct or indirect influence or control or purchases or sales which are non-volitional on the part of the Access Person. Access Persons should consult the CCO if there are any questions about whether either of the exemptions listed above applies to a given transaction.

D.	Required Reports.

(1)
Initial and Annual Holdings Reports. Each Access Person must submit to the CCO through Compliance Technologies a report: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s direct or indirect beneficial ownership in holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

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Holdings reports must contain the following information:

(a)
the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)
the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(c)	the date the Access Person submits the report.

Brokerage statements or electronically provided transaction and position data feeds containing all required information may be substituted for the Holdings Report if submitted timely. To the extent that a brokerage statement or electronic data feed lacks some of the information otherwise required to be reported, you must submit the missing information as a supplement through Compliance Technologies.

(2)
Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities through Compliance Technologies.

Transactions reports must contain the following information:

(a)
the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

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(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or electronically provided transaction and position data feeds for the employee’s brokerage accounts must contain all the required information. To the extent that a brokerage statement or electronic transaction and position data feeds lack some of the information otherwise required to be reported, you must submit the missing information as a supplement through Compliance Technologies.

E.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.D. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

F.
Duplicate Statements. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker mail periodic statements directly or deliver electronic transaction and positions feeds through Compliance Technologies to the CCO with respect to such account.

G.
Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to the CCO’s personal transaction, Orinda’s President will perform such actions as are required of the CCO by this Code.

5. Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification through Compliance Technologies. Annual certifications are due within thirty (30) days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending. Supervised Persons that are not considered Access Persons will also on an annual basis be delivered a copy of Orinda’s Code of Ethics and any amendments when made.

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6. Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.
Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “major” to the Adviser’s President and/or the Trust’s Board of Trustees (“Board”), as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO which is deemed to be appropriate. However, sanctions more severe than a warning or censure must be approved by the CCO or President or, if the violations relate to a mutual fund client, the Board of Trustees as deemed necessary.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.
Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the code violation, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO or President or, if violations relate to a mutual fund client, the Board of Trustees as deemed necessary.

7. Reports to the Executive Committee

No less frequently than annually, the CCO shall submit to the Executive Committee a written report (1) describing any issues arising under the Code since the last report to the Executive Committee, including, but not limited to, information about material violations of or waivers from the Code, and (2) certifying that the Code contains procedures reasonably necessary to prevent Access Persons from violating it. The Executive Committee shall review the Code and the operation of these policies no less frequently than annually.

The Executive Committee shall consider reports made to it pursuant to Section 6.B and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section 3.I., should be imposed for the material violations reported. Sanctions may include, among other things, a letter of censure or suspension or termination of the employment of the violator. The Executive Committee shall also consider whether it is appropriate under the circumstances for any forfeitures imposed pursuant to Section 3.I to be paid to any affected Funds or whether a charity should be designated to receive such forfeitures.

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8. Recordkeeping and Review

This Code, any written prior approvals pursuant to Section 4.A and 4.B of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Trust’s and/or Adviser’s records, as appropriate for the periods and in the manner required by Rules 17j-1 and 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Non-material amendments to this Code should be made no more frequently than annually and shall be distributed as described in Section 5. Material amendments to the Code may be made at any time.
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Orinda Asset Management LLC
POLICY AND PROCEDURES

Code of Ethics - Appendix A
Reportable Mutual Funds
Effective December 1, 2010 and Amended March 31, 2017

Reportable Mutual Funds

The Orinda Funds, consisting of:

•	Orinda Income Opportunities Fund

The Private Funds to which Orinda served as the Investment Adviser, consisting of:

•	Condor Partners, LP
•	Preferred Yield Plus, LP
•	Double Green Fund, LP

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Orinda Asset Management LLC
POLICY AND PROCEDURES

Code of Ethics - Appendix B
Access Persons and Supervised Persons
Effective December 1, 2010 and Amended March 31, 2017

The following Officers of Orinda are considered to be Access Persons/Supervised Persons:

NAME	TITLE
Craig M. Kirkpatrick	President
Cynthia M. Yee	Chief Compliance Officer, Chief Financial Officer and Executive Vice President
Paul Gray	Chief Investment Officer
Brian J. Pawlowicz	Executive Vice President

The following employees of Orinda are considered to be Access Persons/Supervised Persons:

NAME	TITLE
Sara Kennedy	Vice President – Capital Markets
Anne Peterson	Assistant Vice President – Capital Markets
Vincent Scola	Assistant Vice President – Capital Markets
Joshua Rowe	Portfolio Manager
Ian Goltra	Portfolio Manager

** To the extent that any Orinda policy or procedure requires the actions of an individual serving in a particular position to be reviewed by that particular position (or require reports to be delivered to that particular position), those reports should be received or those actions reviewed by another designated person.

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